Exhibit 10.19

DATED 1st January 2011

TANFIELD GROUP PLC

and

SMITH ELECTRIC VEHICLES EUROPE LIMITED

and

SMITH ELECTRIC VEHICLES US CORP

LICENCE TO OCCUPY

relating to the area known as
part of Vigo Centre
Birtley Road
Washington
Tyne & Wear
NE38 9DA

CONTENTS

1	Interpretation	2

2	Licence to occupy	4

3	Licensee’s obligations	4

4	Licensor’s obligations	6

5	Rebuilding and reinstating	6

6	Termination	7

7	Guarantee of Licensee’s obligations	7

8	Notices	8

9	General	8

10	Rights of Third Parties	9

11	Governing law and jurisdiction	9

Schedule 1		10

	Rights granted to Licensee	10

THIS LICENCE is dated 1st January 2011

PARTIES

(1)           TANFIELD GROUP PLC incorporated and registered in England and Wales with company number 04061965 whose registered offices are at Vigo Centre, Birtley Road, Washington, Tyne & Wear, NE38 9DA (Licensor); and

(2)           SMITH ELECTRIC VEHICLES EUROPE LIMITED incorporated and registered in England and Wales with company number 07472318 whose registered office is at Vigo Centre Birtley Road Washington Tyne & Wear NE38 9DA (Licensee); and

(3)           SMITH ELECTRIC VEHICLES US CORP a company incorporated in Delaware whose principal place of business is at 12200 NW Ambassador Drive Suite 326 Kansas City MO Zip Code 64163 USA (SEVUS).

AGREED TERMS

1              INTERPRETATION

1.1           The definitions and rules of interpretation in this clause apply in this agreement.

Asset Purchase Agreement: the asset purchase agreement dated on or around the same date as this agreement and made between (1) the Licensor and (2) the Licensee.

Centre: all that land and buildings known as Vigo Centre, Birtley Road, Washington, Tyne & Wear, NE38 9DA and being all that land and buildings comprised with Land Registry title number TY452163 or such reduced or extended area as the Licensor may from time to time designate as comprising the Centre.

Common Parts: such roads, paths, entrance halls, corridors, lifts, staircases, landing and other means of access in or upon the Centre the use of which is necessary for obtaining access to and egress from the Property as designated from time to time by the Licensor together with all other areas within the Centre used in connection with and ancillary to the Business (as defined within the Asset Purchase Agreement) as used immediately prior to the date of this Licence including but not limited to toilet facilities, changing rooms, meeting rooms and canteen facilities.

Competent Authority: any statutory undertaker or any statutory public local or other authority or regulatory body or any court of law or government department or any of them or any of their duly authorised officers.

Lease: a lease of the Centre dated 27 June 2006 and made between the (1) Birtley Road Properties Limited and (2) the Licensor.

Licence Fee: the amount of £23,500 per month (excluding VAT).

Licence Fee Commencement Date: from and including the date of this agreement.

Licence Period: the period from and including the date of this agreement until the date on which this licence is determined in accordance with clause 4.

Necessary Consents: all planning permissions and all other consents, licences, permissions, certificates, authorisations and approvals whether of a public or private nature which shall be required by any Competent Authority for the Permitted Use.

Permitted Use: the use by the Licensee of the Property as premises for the business as previously carried on by the Licensor.

Plan: the plan attached to this licence marked “Plan”.

Property: the land and building at the Centre in the initial space of 80,000 square feet or thereabouts shown hatched black on the Plan.

Service Media: all media for the supply or removal of heat, electricity, gas, water, sewage, air-conditioning, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media.

Transitional Service Agreement: a transitional service agreement dated on or around the same date as this agreement and made between (1) SEV Group Limited, Tanfield Engineering Systems Limited and Tanfield Group plc (2) Smith Electric Vehicles Europe Limited and (3) Smith Electric Vehicles US Corp

VAT: value added tax chargeable under the Value Added Tax Act 1994 or any similar replacement or additional tax.

1.2           Clause, schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3           A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4           The schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement and any reference to this agreement includes the schedules.

1.5           A reference to a company shall include any company, corporation or other body corporate, wherever and however, incorporated or established.

1.6           Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular.

1.7           Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8           A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.9           A reference to writing or written excludes faxes and e-mail.

1.10         Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done and to use its best endeavours to prevent such act or thing being done by a third party.

1.11         References to clauses and schedules are to the clauses and schedules of this licence; references to paragraphs are to paragraphs of the relevant schedule.

1.12         Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2              LICENCE TO OCCUPY

2.1           Subject to clause 3 and clause 4, the Licensor permits the Licensee to occupy the Property for the Permitted Use for the Licence Period in common with the Licensor and all others authorised by the Licensor (so far as is not inconsistent with the rights given to the Licensee to use the Property for the Permitted Use) together with the rights mentioned in Schedule 1.

2.2           The Licensee acknowledges that:

2.2.1        the Licensee shall occupy the Property as a licensee and that no relationship of landlord and tenant is created between the Licensor and the Licensee by this agreement;

2.2.2        the Licensor retains control, possession and management of the Property and the Licensee has no right to exclude the Licensor from the Property;

2.2.3        the licence to occupy granted by this agreement is personal to the Licensee and is not assignable and the rights given in clause 2 may only be exercised by the Licensee and its employees.

2.3           At any time during the Licence Period the Licensee may give to the Licensor not less than 3 months written notice (Notice Period) of its wish to increase the square footage of the Property (Request). The Licensor shall give consideration to the Request during the Notice Period but shall be under no obligation to agree to the Request.

3              LICENSEE’S OBLIGATIONS

The Licensee agrees and undertakes:

3.1           To pay:

3.1.1        to the Licensor the Licence Fee payable without any deduction in advance on the first day of each month and proportionately for any period of less than a month the first such payment being for the period from the Licence Fee Commencement Date to the end of the month following such date to be made on the date of this agreement together with such VAT as may be payable on the Licence Fee.

3.1.2        to the relevant suppliers all costs in accordance with the terms of the Transitional Service Agreement.

3.1.3        on demand to the Licensor any insurance premium relating to the Property throughout the Licence Period.

3.2           To keep the Property clean, tidy and clear of rubbish.

3.3           Not to use the Property other than for the Permitted Use.

3.4           Not to make any alteration or addition whatsoever to the Property save that the Licensee may without the consent of the Licensor carry out alterations or additions of a non-structural nature subject to obtaining the Necessary Consents and further subject to clause 3.14 of this Licence.

3.5           Not to display any advertisement, signboards, nameplate, inscription, flag, banner, placard, poster, signs or notices at the Property or elsewhere in the Centre without the prior written consent of the Licensor such consent not to be unreasonably withheld or delayed save that the Licensee shall be permitted to display a sign or nameplate at the Property or elsewhere in the

Centre in a location to be approved by the Licensor (such approval not to be unreasonably withheld or delayed) indicating the Licensee’s name and nature of its business.

3.6           Not to do or permit to be done on the Property anything which is illegal or which may be or become a nuisance, (whether actionable or not) damage, annoyance, inconvenience or disturbance to the Licensor or to tenants or occupiers of the Centre or any owner or occupier of neighbouring property.

3.7           Not to obstruct the Common Parts, make them dirty or untidy or leave any rubbish on them.

3.8           Not to apply for any planning permission in respect of the Property.

3.9           Not to do anything that will or might constitute a breach of any Necessary Consents affecting the Property or which will or might vitiate in whole or in part any insurance effected by the Licensor in respect of the Property and Centre from time to time.

3.10         To comply with all laws and with any recommendations of the relevant suppliers relating to the supply of electricity, gas, water, sewage, telecommunications and data and other services and utilities to or from the Property.

3.11         To observe any rules and regulations the Licensor makes and notifies to the Licensee from time to time governing the Licensee’s use of the Property and the Common Parts.

3.12         To leave the Property in a clean and tidy condition and to remove the Licensee’s furniture equipment and goods from the Property at the end of the Licence Period fair wear and tear consistent with the Licensee’s use of the Property excepted.

3.13         To indemnify the Licensor and keep the Licensor indemnified against all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability in any way arising from:

3.13.1      any breach of the Licensee’s undertakings contained in clause 3; and/or

3.13.2      The exercise of any rights given in clause 2.

3.14         The Licensee must not do anything on or in relation to the Property that would or might cause the Licensor to be in breach of the tenant’s covenants and the conditions contained in the Lease.

3.15         To effect and maintain throughout the Licence Period occupiers liability insurance, employers liability insurance and public liability insurance with such insurers and in such amounts as the Licensor shall approve and to produce the policies and evidence of payment of the premiums to the Licensor upon request.

3.16         To pay to the Licensor interest on the Licence Fee or other payments at the rate of 4 per cent per annum above the base lending rate of Lloyds TSB Bank Plc from time to time calculated on a daily basis from the due date until payment if the Licensee shall fail to pay the Licence Fee or any other payments due under this licence within 14 days of the due date (whether formally demanded or not).

3.17         At the end of the Licence Period or upon sooner determination as provided in clause 4 the Licensee shall forthwith vacate the Property and leave it in the state and condition required in this clause 3 and that is no worse than the state and condition of the Property as at the date of this agreement fair wear and tear consistent with the Licensee’s use of the Property excepted.

4              LICENSOR’S OBLIGATIONS

4.1           The Licensor agrees and undertakes;

4.1.1        To pay the rents due under the Lease at the times and in the manner required by the Lease;

4.1.2        At the request of the Licensee to take all reasonable steps to enforce the covenants on the part of the landlord under the Lease and contained in the Lease;

4.1.3        To use all reasonable endeavours to procure and supply to the Licensee on request a copy of the insurance policy for the Property and to notify the Licensee of any material change in the terms of the policy of which the Licensor is notified.

5              REBUILDING AND REINSTATING

5.1           If the Property (or any part) or the Centre (or any part) or any Common Parts required for access to and egress from the Property are damaged or destroyed by an Insured Risk (as defined in the Lease) the Licensor shall use all reasonable steps to enforce the covenants on the part of the landlord under the Lease at clause 4 of the Lease and headed ‘INSURANCE’.

5.2           If reinstatement of the Property and/or the Centre and/or the Common Parts has not occurred by the date being two (2) years and nine (9) months’ from the date of damage and destruction then following such date the Licensee shall be entitled to serve written notice on the Licensor terminating this Licence at any time on or after the date being three (3) years after the date of damage or destruction but without prejudice to the rights of either party against the other in respect of any antecedent breach of this Licence

5.3           If reinstatement of the Property and/or the Centre and/or the Common Parts has not occurred by the expiry of the period for which the landlord pursuant to the Lease has insured against loss of rent, following expiry of such period the Licensor and the Licensee shall be entitled to serve written notice on the other at any time terminating the Licence forthwith but without prejudice to the rights of either party against the other in respect of any antecedent breach of this Licence by the other.

5.4           If at any time during the Licence;

5.4.1        the Property and/or the Centre is destroyed or so damaged as a result of any of the Insured Risks (as defined in the Lease) as to be unfit for occupation and use for the Permitted Use; or

5.4.2        the Common Parts required for access to and egress from the Property are destroyed or damaged as a result of any of the Insured Risks (as defined in the Lease) so as to prevent access to the Property;

the Licence Fee or a fair proportion of it according to the nature and extent of the damage sustained shall be suspended for a period equal to the period for which loss of rent insurance has been effected by the landlord under the Lease or until the Property and/or the Centre and/or the Common Parts are rendered fit for or capable of occupation and use or access to the Property and/or the Centre is restored whichever is the shorter period. The Licence Fee shall not be suspended to the extent that and for any period during which the landlord under the Lease is unable to reinstate the Property and/or the Centre and/or the Common Parts due to the default of the Licensee

6              TERMINATION

The licence to occupy granted by this agreement shall end on either:

6.1           31 December 2013

6.2           The Licensor giving notice to the Licensee at any time of breach of any of the Licensee’s obligations contained in clause 3.

6.3           During the Licence Period on not less than 6 months’ notice given by the Licensor to the Licensee.

6.4           Following the expiry of the Licence Period on not less than 6 months’ notice given by the Licensor to the Licensee.

6.5           At any time on or after 31 December 2012 during the Licence Period or following the expiry of the Licence Period by the Licensee giving not less than six (6) months notice to the Licensor.

Termination is without prejudice to the rights of either party in connection with any antecedent breach of or other obligation subsisting under this agreement.

7              GUARANTEE OF LICENSEE’S OBLIGATIONS

7.1           In consideration of the Licensor entering into this agreement with the Licensee, at the request of SEVUS, SEVUS hereby unconditionally and irrevocably guarantees full prompt and complete performance by the Licensee of its obligations under or arising out of or in connection with this agreement (including the prompt payment of any sums payable) and undertakes to the Licensor that if and whenever the Licensee is in default in respect of such obligations SEVUS will on demand duly and promptly perform or procure such performance of such obligations.

7.2           SEVUS will not be released from or exonerated of its obligations hereunder nor will any such obligation be reduced, discharged, impaired or in any way affected by any act, omission, matter or thing (whether or not known to the Licensor) including, but without limitation:-

7.2.1        any time or release or indulgence granted to or composition with the Licensee or any other person; or

7.2.2        the existence or non-existence, or validity or invalidity, or the taking, variation, compromise, expiry, discharge, renewal or release of or refusal or neglect to perfect or enforce any right, remedy or security against the Licensee or any other person; or

7.2.3        any legal limitation, disability, incapacity or other circumstances relating to the Licensee or any other person or any amendment to or variation of either or both of this A

7.2.4        agreement or any obligations arising out of them or any other document or security relating thereto or any assignment thereof; or

7.2.5        any other act, event or omission which would or might but for this clause 7.2 operate to restrict, release, impair or discharge SEVUS’s liability hereunder.

7.3           The guarantee contained in clause 7.1 is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of the Licensee under or arising out of or in connection with this agreement and any documents to be entered into pursuant to this agreement have been fully performed or been fully discharged.

7.4           Any release, compromise or discharge of the obligations of SEVUS shall be deemed to be made subject to the condition that it will be void against the Licensor if any payment or security on the faith of which it was made is set aside or proves invalid for any reason.

7.5           Any demand or demands made pursuant to this guarantee may be made at any time and from time to time by notice to SEVUS.

7.6           The liability of SEVUS pursuant to the guarantee contained in clause 7.1 in respect of any claim under this agreement or any documents to be entered into pursuant to this agreement shall not exceed the liability of the Licensee in respect of such a claim save in respect of any costs, interest or other loss (other than all consequential or indirect loss) of the Licensor arising directly from the non-performance or non-payment by SEVUS.

8              NOTICES

8.1           Any notice or other communication required to be given under this licence, shall be in writing and shall be delivered personally, or sent by pre-paid first-class post or recorded delivery or by commercial courier, to each party required to receive the notice or communication as set out below:

8.1.1        to the Licensor at: Vigo Centre Birtley Road Washington Tyne & Wear NE38 9DA and marked for the attention of Charles Brooks.

8.1.2        to the Licensee at: Vigo Centre Birtley Road Washington Tyne & Wear NE38 9DA and marked for the attention of Bryan Hansel.

8.1.3        to SEVUS at: 12200 NW Ambassador Drive Suite 326 Kansas City MO Zip Code 64163 USA and marked for the attention of Bryan Hansel.

or as otherwise specified by the relevant party by notice in writing to each other party.

8.2           Any notice or other communication shall be deemed to have been duly received:

8.2.1        if delivered personally, when left at the address and for the contact referred to in this clause; or

8.2.2        if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second working day after posting; or

8.2.3        if delivered by commercial courier, on the date and at the time that the courier’s delivery receipt is signed.

8.3           A notice or other communication required to be given under this agreement shall not be validly given if sent by e-mail.

8.4           The parties agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective addresses set out in this agreement.

9              GENERAL

9.1           The Licensor is not to be liable for the death of, or injury to the Licensee its employees and customers authorised invitees or for damage to any property of theirs, or for any losses, claims, demands, actions, proceedings, damages, costs or expenses or other liability incurred by them in the exercise of the rights granted by clause 2.

10            RIGHTS OF THIRD PARTIES

A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

11            GOVERNING LAW AND JURISDICTION

11.1         This licence and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

11.2         The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this licence or its subject matter or formation (including non-contractual disputes or claims).

This licence has been entered into on the date stated at the beginning of it.

SCHEDULE 1

Rights granted to Licensee

1              The right for the Licensee to use:

1.1           Such parts of the Common Parts for the purpose of access to and egress from the Property as shall from time to time be designated by the Licensor for such purpose.

1.2           The right for the Licensee to use such other parts of the Common Parts at all times and for all purposes in connection with the intended use of the respective areas

1.3           The Service Media serving the Property.

Signed by [CHARLES BROOKS]	/s/ Charles Brooks

for and on behalf of TANFIELD GROUP PLC	Director

Signed by [NAME OF DIRECTOR]

for and on behalf of SMITH ELECTRIC VEHICLES EUROPE LIMITED	Director

Signed by [NAME OF DIRECTOR]

for and on behalf of SMITH ELECTRIC VEHICLES US CORP	Director